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                                                                    EXHIBIT 4.12

                              EMPLOYMENT AGREEMENT


     Agreement (the "Agreement") dated as of June 22, 1994 (the "Execution Date") between PEOPLES TELEPHONE COMPANY, INC., a New York corporation (the "Company"), and LARRY ELLMAN (the "Employee").

                                    RECITALS

     WHEREAS, the Company is presently engaged in the business of owning and operating telephone and wire communication systems and other businesses (the "Business"); and

     WHEREAS, the Employee has many years of business experience and the Employee and the Company desire to enter into this Agreement, subject to the terms and conditions contained herein.

     NOW, THEREFORE, in consideration of the promises and of the mutual covenants set forth in this Agreement:

     1.  EMPLOYMENT AND TERM.
         -------------------

     a. During the term of this Agreement, the Company agrees to employ the Employee and the Employee agrees to serve as an employee of the Company as hereinafter provided. The term (the "Term of Employment") shall begin on June 22, 1994 and shall end on June 22, 1997.

     2.  DUTIES.
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     a.  The Employee agrees during the Term of Employment to perform the duties of the President of the Pay Telephone Division and to perform such other duties and assignments of an executive nature relating to the business of the Company as the board of directors of the Company directs. During the Term of Employment the Employee shall, except during customary vacation periods and periods of illness, devote all of his business time and attention to the performance of the duties under this Agreement and to promote the best interests of the Company.
The Employee shall report to and shall be subject to the supervision of the Chief Executive Officer, the Executive Vice President and the Chief Operating Officer only. The Employee shall not, either during or outside of normal business hours, directly or indirectly, engage in any aspect of the telecommunications business for or on behalf of any entity other than the Company, nor engage in any activity inimical to the best interests of the Company.

     3.  COMPENSATION AND RELATED MATTERS.
         --------------------------------

     a.  Base Salary.  The Employee shall receive an annual base salary as
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follows:  (i) during the first year of this Agreement, the Employee shall receive a salary in the amount of $150,000 (the "Base Salary"); (ii) during the second year of this Agreement, the Employee
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shall receive a salary in an amount equal to the Base Salary plus 10% (the
"Adjusted Base Salary), if such Adjusted Base salary is approved by the Company's Board of Directors; and (iii) during the third year of this Agreement, the Employee shall receive a salary in an amount equal to the Adjusted Base Salary plus 10% (the "Second Adjusted Base Salary"), if such Second Adjusted Base salary is approved by the Company's Board of Directors. The Employee shall receive the Base Salary, the Adjusted Base Salary and the Second Adjusted Base Salary during the term of this Agreement in substantially equal monthly or bi-weekly installments in accordance with the normal practice of the Company.

     b.  The Annual Bonus.  The Employee shall receive an annual bonus (the
         ----------------
"Bonus") equal to not less than $25,000. The Bonus shall be payable no later than the 31st day after the end of each year during the term of this Agreement. The Bonus shall not exceed 100% of the Employee's annual salary as provided in
Section 3(a) above for any year during the term of this Agreement.

     c.  Stock Options.  The Company shall grant the Employee a right to
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purchase 45,000 shares of common stock of the Company effective as of the
Execution Date of this Agreement at a price per share of $5.6875.

     Unless otherwise agreed, the foregoing options shall vest one third (1/3) upon execution of the Employment Agreement, one third (1/3) after twelve (12) months following that date and one third (1/3) after twenty-four (24) months following that date. In addition, the Employee may receive additional stock option grants subject to approval of the Board of Directors and on the terms approved by the Board of Directors.

     d.  Car Allowance.  The Company shall pay the Employee a car allowance
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during the term of this Agreement in amount up to $500 per month to reimburse the Employee for his automobile expenses, including car/lease payments, insurance costs and related automobile expenses.

     e.  Fringe Benefits.  During the Term of Employment, the Company shall
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provide Employee with individual medical insurance at the Company's expense, through a major medical/group hospitalization insurance provider determined by the Company, in its sole and absolute discretion. Additionally, the Employee shall enjoy the customary benefits afforded to its employees. The Employee also shall be entitled to participate in employee benefit plans now or hereafter provided or made available to the Company's employees generally, such as life insurance, and pension, retirement and stock option plans. Nothing in this Agreement shall require the Company to establish, maintain or continue any of the fringe benefits already in existence for employees of the Company and nothing in this Agreement shall restrict the right of the Company to amend, modify or terminate such fringe benefit program.

     f.  Vacations.  During the Term of Employment, the Employee shall be
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entitled each year to vacations as are customarily taken by the Company's executive officers.

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The Company shall not pay the Employee any additional compensation for any vacation time not used by the Employee.

     g.  Relocation Costs.  The Company shall pay the cost of moving the
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Employee's household furnishings and personal property and insuring same against loss from Baltimore, Maryland to Miami, Florida. Such cost shall be approved by the Company prior to the Employee's incurrence of same. Additionally, the Company agrees to provide Employee with the use of a furnished apartment in Dade County, Florida through August, 1994. No other relocation costs of any type will be borne by the Company.

     4.  Termination.
         -----------

     This Agreement may be terminated prior to the expiration of the term set forth in Section 1 above as follows:

     a.  Death.  This Agreement shall terminate upon the death of the Employee,
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and the Company shall have no further obligation under this Agreement to make any payments to, or bestow any benefits on, his beneficiary or beneficiaries from and after the date of the Employee's death, other than payments or benefits accrued and due and payable to him prior to the date of death pursuant to this Agreement.

     b.  Disability.  The Company may terminate the Employee's employment under
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this Agreement if as a result of his incapacity due to accident or illness, the
Employee shall have been unable to satisfactorily perform his normal duties under this Agreement for a period of six months. Except as specifically provided in this Section 4, the Company shall have no further obligation under this Agreement to make any payments to, or bestow any benefits on, the Employee from and after the date of termination.

     c.  Cause.  The Company may terminate the Employee's employment under this
         -----
Agreement for Cause at any time. For purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment if he (1) engages in one or more acts constituting a felony or involving fraud or serious moral turpitude; (2) refuses (except by reason of incapacity due to accident or illness) to perform his duties; or (3) engages in misconduct injurious to the Company. In the event of a termination for Cause, the Company shall have no further obligation under this Agreement to make any payments to, or bestow any benefits on, the Employee from and after the date of the termination, other than payments or benefits accrued and due and payable to him prior to the date of termination.

     5.  NON-COMPETITION.
         ---------------

     a. The Employee hereby covenants and agrees that, except with the written consent of the Company, the Employee will not, during the Term of Employment and for one year after the end of the Term of Employment, alone or in association with others as principal, officer, agent, employee, director or stockholder of any corporation, partnership, association or

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other entity, or through the lending of capital, lending of money or property, or rendering of services or otherwise, (i) engage in any business all of part of which is, at the time, competitive with the business then conducted by the Company, directly or indirectly, in any state in which the Company then operates; (ii) solicit or attempt to solicit any person (natural or otherwise) who had entered into an agreement with the company to conduct its business; and
(iii) solicit or attempt to solicit any person employed by the Company to leave their employment or not fulfill their contractual responsibility, whether or not the employment or contracting is full-time or temporary pursuant to a written or oral agreement, or for a determined period or at will.

     6.  COMPANY'S RIGHT TO INJUNCTIVE RELIEF; ATTORNEY'S FEES.
         -----------------------------------------------------

     a. The Employee acknowledges that the Employee's services to the Company are of a unique character which gives them a special value to the Company, the loss of which cannot reasonably or adequately be compensated in damages in an action at law, and that a breach of this Agreement will result in irreparable and continuing harm to the Company, and that therefore, in addition to any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief for a breach of this Agreement by the Employee. The Employee and the Company agree that the prevailing party in any action to enforce any breach of any covenant in this Agreement shall be reimbursed by the other party for all expenses and reasonable attorneys' fees incurred by that party to enforce this Agreement.

     7.  TRADE SECRETS AND CONFIDENTIAL INFORMATION.
         ------------------------------------------

     a. The Employee acknowledges that the Company's business depends to a significant degree upon the possession of information which is not generally known to others, and that the profitability of the Company's business requires that this information remain proprietary to the Company.

     b. The Employee shall not except as required in the course of employment by the Company, disclose or use during or subsequent to the Term of Employment, any confidential information relating to the Company's business of which Employee becomes aware by reason of being employed by the Company or to which Employee gains access. Such information includes, but is not limited to, lists of property owners, data, records, computer programs, manuals, processes, methods and intangible rights which are either developed by the Employee during the Term of Employment or to which the Employee has access. All records and equipment and other materials relating in any way to any confidential information relating to property owners or to the Company's business shall be and remain the Company's sole property during and after the Term of Employment.

     c. Upon termination of employment, the Employee shall promptly return to the Company all materials and all copies of materials involving any confidential information in the Employee's possession or control. The Employee agrees to represent to the Company that he has complied with the provisions of this
Section 7 upon termination of employment.

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     d.  The Employee acknowledges that he is not a party to any agreement which may restrict his employment with the Company.

     8.  MISCELLANEOUS.
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     a.  The captions in this Agreement are not part of its provisions, are merely for reference and have no force or effect. If any caption is inconsistent with any provision of this Agreement, such provision shall govern.

     b. This Agreement is made in and shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to conflict of law principles.

     c. To the extent that the terms set forth in this Agreement or any word, phrase, clause or sentence is found to be illegal or unenforceable for any reason, such word, phrase, clause or sentence shall be modified or deleted in such manner so as to afford the Company the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws, and the balance of this Agreement shall not be affected thereby, the balance being construed as severable and independent.

     d. All notices given under this Agreement shall be in writing and shall be sent by registered or certified mail or delivered by hand and, if intended for the Company, shall be addressed to it or delivered to it at 2300 N.W. 89th Place, Miami, Florida 33172 to the attention of Robert D. Rubin, President. If intended for the Employee, notices shall be delivered personally or shall be addressed (if sent by mail) to the Employee's then current residence address as shown on the Company's records, or to such other address as the Employee directs in a notice to the Company. All notices shall be deemed to be given on the date received at the address of the addressee or, if delivered personally, on the date delivered.

     e. As used in this Agreement where appropriate, the masculine shall include the feminine; where appropriate, the singular shall include the plural and the plural shall include the singular.

     f. This Agreement contains all obligations and understandings between the parties relating to the subject of this Agreement and merges all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to in this Agreement. This Agreement is intended to cancel and supersede all existing agreements between the Employee and the Company.

     g. This Agreement may be modified only by a written instrument properly executed by the parties to this Agreement.

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     h.  No waiver by any party to this Agreement, whether expressed or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party's rights under the provisions at any other time or a waiver of the party's rights under any other provision of this Agreement.

     i. The Employee and the Company agree that the prevailing party in any action to enforce any breach of any covenant in this Agreement shall be reimbursed by the other party for all expenses and reasonable attorneys' fees incurred by that party to enforce this Agreement.

     IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the day and year first above written.


                                     PEOPLES TELEPHONE COMPANY, INC.


                                     By:
                                        --------------------------
                                        Robert D. Rubin, President


                                     THE EMPLOYEE


                                     By:      /s/ Larry Ellman
                                        --------------------------
                                        Larry Ellman

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